Exhibit 99.1

International Stem Cell Corporation Announces Fourth Quarter 2012 Financial Results and Provides Business Update

CARLSBAD, Calif. — (Market Wire) — 03/27/13 — International Stem Cell Corporation (OTC QB: ISCO) (www.internationalstemcell.com) (“ISCO” or “the Company”), a California-based biotechnology company focused on therapeutic and biomedical products, today announced financial results for the three and twelve months ended December 31, 2012.

FY 2012 Highlights:

•

Made significant progress in Parkinson’s program including, the development of a new highly-efficient manufacturing method for generating neuronal cells and conducted preliminary toxicology and pharmacology studies in animals.

•

Added world-recognized neurobiologist, Dr. Evan Y. Snyder, head of the FDA’s Cellular, Tissue and Gene Therapies Advisory Committee, Director of the Stem Cells and Regenerative Biology Program at Sanford Burnham Medical Research Institute, as an non-compensated member of our Board of Advisors.

•	Expanded stem cell bank to a total of fifteen human lines by adding three new cGMP-grade stem cell lines, derived in the ISCO’s California facility, capable of immune-matching millions of individuals.

•	Developed a new protein-based technology to derive iPS cells without the use of viruses as in traditional methods.

•	Received a key patent issued by the USPTO covering the creation of liver and pancreas precursor cells. Performed hybrid toxicology/pharmacology study in a rodent model of Crigler-Najjar disease.

•	Progressed the Cornea program by the development of endothelial-like cells for 3D corneal structures as part of our Indian collaboration.

•	Realized 14% increase in sales in Lifeline Cell Technologies to $2.38 million for 2012.

•

Significantly expanded marketing activities, brand awarness, diversefied sales channels and launched new eye firming serum in Lifeline Skin Care, all of which lead to higher sales in second half of the year.

•	Raised $7.03 million and reduced G&A expenses by 11% compared with 2011.

Three Months Ended December 31, 2012

Revenue for the three months ended December 31, 2012 totaled $1.25 million compared to $1.06 million for the same period in 2011. Sales for Lifeline Skin Care (LSC) and Lifeline Cell Technology (LCT) increased by 39% and 3%, respectively. LSC and LCT accounted for 48% and 52% of total revenue in the three months ended December 31, 2012.

Development expenses decreased by 8% to $3.65 million due primarily to reductions in cost of sales and consulting expenses relating to our research and development projects, partially offset by an increase in sales and marketing spending. General and administrative expenses were $1.89 million, reflecting relatively constant expense compared to the fourth quarter of 2011.

Twelve Months Ended December 31, 2012

Sales for the twelve months ended December 31, 2012 were $4.57 million compared to $4.53 million in 2011. LCT sales were $2.38 million, up 14% from 2011, representing 52% of total revenue in 2012. LSC revenues were $2.19 million compared to $2.45 million in 2011 reflecting a decrease of 11%.

Cost of sales was $1.27 million, or 28% of revenue, compared to $1.62 million or 36% of revenue in 2011. The Company successfully implemented efficiencies in its manufacturing and supply chain management for both LSC and LCT.

Net loss from development activities was $9.81 million, compared to $11.36 million in 2011 reflecting a reduction of $1.55 million or 14% primarily due to favorable reductions in cost of sales, research and development and general and administrative expenses.

Cash and cash equivalents totaled $0.65 million at December 31, 2012 compared to $1.34 million at December 31, 2011.

Cash outflows from operations was $6.69 million for the twelve months ended December 31, 2012, down approximately $0.27 million from the prior year. The Company received approximately $4.94 million, net of stock issuance costs, from the issuance of 5,000,000 shares of Series G Preferred Stock in 2012. Additionally, we raised $2.09 million from the issuance of 5,000,000 shares of common stock to Aspire Capital Group and paid dividends of $237,000 to our preferred stockholders. In October 2012, holders of all of the outstanding shares of Series D and Series G Preferred Stock irrevocably waived their right to receive any and all accrued but unpaid dividends and interest on or after September 30, 2012 on the Series D and Series G Preferred Stock.

“We have made excellent progress in our therapeutic development programs, being able to start our non-human primate study in our Parkinson’s disease program earlier than anticipated, and report top line data at the American Academy of Neurology Annual Meeting,” stated Dr. Andrey Semechkin, ISCO’s CEO and Co-Chairman. “In addition, our results for the fourth quarter reflect good progress by LSC and LCT both in terms of growing sales and implementing their strategies. Particularly pleasing is LSC’s continued quarterly revenue growth as they aim to diversify their sales channels, and LCT’s strong annual results. General and administrative expenses continued to decrease reflecting our increased focus on cost containment. Looking ahead to the next twelve months, we anticipate our R&D expenses to increase as we expand our pharmacology and safety studies and our Parkinson’s program moves closer to our targeted IND filing in early 2014.”

Business Updates:

Subsequent to the end of 2012, ISCO announced several operational milestones, including:

•

On February 4, 2013 and March 20, 2013, ISCO announced positive results from its pre-clinical in vivo Parkison’s Disease (“PD”) studies. The results demonstrate the safety, tollerability and potential therapeutics benefits of neuronal cells derived from hpSC line in both rodent and non-human primate models of PD.

•

On March 15, 2013, publication of a breakthrough method of deriving neuronal cells for the treatment of Parkinson’s disease in Scientific Reports, a primary research publication from the publishers of Nature.

•

On February 12, 2013, positive top line efficiacy results from its pre-clinical in vivo liver study. The ISCO study results demonstrate that the human parthenogenetic stem cell (hpSC)-derived hepatocytes in the liver of Gunn rats behave in a similar manner to primary human hepatocytes.

Conference Call and Webcast Details:

Date:	Thursday, March 28, 2013
Time:	11:00 a.m. Eastern Time

Conference Call Dial-in Numbers
Participants from US Domestic:	1-877-941-2068
Participants from International:	1-480-629-9712
Conference ID:	4610666
Webcast link:	http://public.viavid.com/player/index.php?id=104040

Please log in at least 10-minutes before the start time to ensure timely participation.

A playback of the call will be available from 2:00 p.m. ET on March 28, 2013 to 11:59 p.m. ET on April 11, 2013.

Teleconference Replay Details:

US Domestic: 1-877-870-5176

International: 1-858-384-5517

Conference ID: 4610666

About International Stem Cell Corporation

International Stem Cell Corporation is focused on the therapeutic applications of human parthenogenetic stem cells (hpSCs) and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenic, homozygous stem cell line that can be a source of therapeutic cells for hundreds of millions of individuals of differing genders, ages and racial background with minimal immune rejection after transplantation. hpSCs offer the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology (www.lifelinecelltech.com), and stem cell-based skin care products through its subsidiary Lifeline Skin Care (www.lifelineskincare.com). More information is available at www.internationalstemcell.com.

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Safe harbor statement

Statements pertaining to anticipated developments, expected changes in R&D expenses, potential sales growth, new products and distribution channels and other opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products and the management of collaborations, regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update forward-looking statements.

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$654	$1,337
Accounts receivable, net of allowance for doubtful accounts of $4 and $0 at December 31, 2012 and 2011, respectively	273	140
Inventory, net	1,199	1,268
Prepaid expenses and other current assets	456	274

Total current assets	2,582	3,019
Property and equipment, net	1,134	1,420
Intangible assets, net	1,634	1,282
Deposits and other assets	20	16

Total assets	$5,370	$5,737

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Accounts payable	$969	$777
Accrued liabilities	730	752
Deferred revenue	233	189
Related party payable	5	108
Advances	250	250
Warrants to purchase common stock	—	38

Total current liabilities	2,187	2,114

Convertible Redeemable Series G Preferred stock, $0.001 par value, 5,000,000 shares and 0 were authorized, issued and outstanding at December 31, 2012 and 2011, respectively, liquidation preferences of $5,000 and $0 at December 31, 2012 and 2011, respectively	4,941	—

Commitments and contingencies Stockholders’ Equity (Deficit)
Series D Preferred stock, $0.001 par value, 50 shares authorized, 43 issued and outstanding at December 31, 2012 and 2011, liquidation preference of $4,320 at December 31, 2012 and 2011	—	—
Series A Preferred stock, $0.001 par value, 0 and 5,000,000 shares authorized at December 31, 2012 and 2011, respectively, 0 and 500,000 issued and outstanding at December 31, 2012 and 2011, respectively, liquidation preferences of $0 and $615 at December 31, 2012 and 2011, respectively	—	1
Series B Preferred stock, $0.001 par value, 5,000,000 shares authorized, 300,000 issued and outstanding at December 31, 2012 and 2011, respectively, liquidation preferences of $385 and $367 at December 31, 2012 and 2011, respectively	0	0
Series C Preferred stock, $0.001 par value, 3,000,000 shares authorized, 2,000,000 issued and outstanding at December 31, 2012 and 2011, respectively, liquidation preferences of $2,507 and $2,387 at December 31, 2012 and 2011, respectively	2	2
Common stock, $0.001 par value, 300,000,000 and 200,000,000 shares authorized at December 31, 2012 and 2011, respectively, 87,388,815 and 80,036,315 issued and outstanding at December 31, 2012 and 2011, respectively	87	80
Additional paid-in capital	69,945	63,995
Deficit accumulated during the development stage	(71,792)	(60,455)

Total stockholders’ equity (deficit)	(1,758)	3,623

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$5,370	$5,737

International Stem Cell Corporation and Subsidiaries

(A Development Stage Company)

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended December 31,		Inception (August 17, 2001) through December 31,
	2012	2011	2012
Revenues
Product sales	$4,567	$4,532	$12,198
Royalties and license	—	—	135

Total revenue	4,567	4,532	12,333

Development expenses
Cost of sales	1,272	1,618	4,606
Research and development	3,599	4,434	21,893
Selling and marketing	2,065	1,475	5,939
General and administrative	7,444	8,360	39,128

Total development expenses	14,380	15,887	71,566

Loss from development activities	(9,813)	(11,355)	(59,233)

Other income (expense)
Settlement with related company	—	—	(93)
Miscellaneous expense	(65)	(163)	(245)
Dividend income	—	1	94
Interest expense	—	—	(2,225)
Sublease income	7	11	316
Change in market value of warrants	38	2,335	(1,357)

Total other income (expense), net	(20)	2,184	(3,510)

Loss before income taxes	(9,833)	(9,171)	(62,743)
Provision for income taxes	—	—	7

Net loss	$(9,833)	$(9,171)	$(62,750)

Deemed dividend on preferred stock	$(1,375)	$—	$(1,375)
Dividends on preferred stock	$(129)	$(430)	$(8,097)

Net loss attributable to common stockholders	$(11,337)	$(9,601)	$(72,222)

Net loss per common share-basic and diluted	$(0.13)	$(0.12)

Weighted average shares-basic and diluted	85,936	77,320

Contacts:

International Stem Cell Corporation

Dr. Simon Craw, Executive Vice President of Business Development

Phone: 760-940-6383

Email: ir@intlstemcell.com

Linh Nguyen, Chief Financial Officer

Phone: 760-940-6383

Email: lnguyen@intlstemcell.com

Investor Relations:

MZ Group

Mark McPartland

Senior Vice President

Phone: 212-301-7130

Email: markmcp@mzgroup.us

Web: www.mzgroup.us